EXHIBIT 5.1

MAPLES

Our ref	GAB/610333.004
Direct tel	+1 284 852 3047
Email	greg.boyd@maplesandcalder.com

To:	Origin Agritech Limited

PO Box 173
Road Town
Tortola VG1110
British Virgin Islands

No. 21 Sheng Ming Yuan Road
Changping District, Beijing
China  102206

20 April 2010

Dear Sirs

Section 13.	Origin Agritech Limited (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.  We have been asked to provide this legal opinion in connection with the with a Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “US Securities Act”), relating to the issuance by the Company from time to time of up to 1,500,000 ordinary shares, no par value, of the Company (the “Shares”), pursuant to the 2009 Performance Equity Plan of the Company, in the form of Exhibit 4.1 to the Registration Statement  (the “Plan”).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The unanimous written resolutions of the directors of the Company dated 24 December 2009 (the "2009 Resolutions") and the unanimous written resolutions of the directors of the Company dated 9 April 2010 (the "2010 Resolutions").  The 2009 Resolutions and the 2010 Resolutions, collectively the "Resolutions".

1.2
A registered agent’s certificate of incumbency dated 20 April 2010, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 16  April 2010 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s amended and restated Memorandum and Articles of Association.

1.4	A certificate from a Director of the Company dated 9 April 2010 (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate").

1.5	The Registration Statement.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Resolutions remain in full force and effect.

2.7	The Shares will be issued in accordance with the Plan and the Resolutions authorising their issue.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2
The Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable (meaning no further sums are payable to the Company with respect to the holding of such shares).

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

5	CONSENTS

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption "Legal Matters"; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

In providing this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/S/ Maples and Calder

Maples and Calder